FOR IMMEDIATE RELEASE


Media Contact:                                                 Investor Contact:
Catherine M. Conroy                                               Kevin Zuccala
212-892-3275                                                       212-892-4693


                 DLJ SECOND QUARTER NET A RECORD $165.7 MILLION

        NEW YORK - JULY 20, 1999 - Donaldson, Lufkin & Jenrette, Inc. (NYSE:
DLJ) today reported record net income of $165.7 million, 16 percent more than the previous quarterly record of $142.3 million established in the second quarter of 1998 and 36 percent greater than the first quarter of 1999. Second quarter earnings per share (diluted) of $1.14 were 9 percent greater than the $1.05 per share reported a year ago and 36 percent greater than the $0.84 per share reported for the first quarter of 1999.

        Total revenues for the second quarter of 1999 grew 16 percent to a record $1.8 billion as quarterly underwriting income, fees, commissions and trading gains reached their highest levels ever in DLJ's 40-year history. Net revenues for the second quarter of 1999, or total revenues minus interest expense, increased 21 percent to a record $1.4 billion.

        Average return on equity for the second quarter of 1999 was 22.2 percent and book value per common share at June 30, 1999 was $25.19. The weighted average number of common shares (diluted) outstanding during the current quarter increased 7 percent compared to the second quarter of 1998. DLJ's common equity capital increased 50 percent to $3.2 billion during the 12-month period ended June 30, 1999.

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        In a joint statement, Joe L. Roby, President and Chief Executive Officer
of Donaldson, Lufkin & Jenrette, Inc., and John S. Chalsty, DLJ's Chairman, said, "These record results underscore the powerful franchises that DLJ has established in serving the needs of corporations, institutions and individual investors in the United States and abroad. We bring our clients a unique blend of strategic expertise, global origination and distribution capabilities, as well as the efficiencies of proprietary, world-class technology."

        RECORD FEE INCOME; GLOBAL M&A MARKET SHARE DOUBLES AT MID-YEAR

        DLJ earned record fee income of $333 million in the second quarter of 1999, largely attributable to the outstanding performance of its domestic and international merger and acquisition specialists. As measured by the dollar volume of assignments completed during the first six months of 1999, DLJ's market share doubled to rank it fifth globally - up from tenth place a year ago. Year-to-date, DLJ is involved in four of the 10 largest announced transactions involving U.S. targets. For financial institutions, DLJ is representing clients involved in four of that sector's five largest transactions.

        STILL NUMBER ONE IN HIGH YIELD

        DLJ continued as the number-one-ranked underwriter of high-yield bonds for the first half of 1999. By mid-year, DLJ had lead managed $10.9 billion of new issues and increased its market share to 18.4 percent - more than 23 percent larger than that of its nearest competitor - despite industrywide new issue volume that was down 40 percent compared to the first six months of 1998. Overall, firmwide underwriting income for the second quarter was a record $409 million, 19 percent higher than the second quarter of 1998 and 59 percent greater than for the first quarter of 1999.

        INTERNATIONAL EXPANSION AHEAD OF PLAN

        During the first six months of 1999, DLJ's international businesses generated more revenues than in all of 1998. Revenues for the period ending June 30, 1999 approximated $300 million, representing a 77 percent increase over the comparable period a year ago. Highlights of the first half included DLJ's role as financial advisor to Olivetti S.p.A in its $35 billion acquisition of a majority interest in Telecom Italia S.p.A.

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The transaction represented the largest tender offer ever completed in Europe.
DLJ also provided financing for the transaction, acting as joint lead manager of two offerings that stand as Europe's largest syndicated offering of senior bank debt and corporate bonds.

        $60 MILLION QUARTERLY REVENUES FOR DLJDIRECT

        DLJdirect earned net income of $5.1 million for the second quarter of 1999 on total revenues of $59.7 million. DLJdirect experienced quarterly and sequential increases in the number of new accounts opened, daily trading volume and assets in customer accounts. In late May, DLJ issued a new class of common stock (NYSE: DIR) to track the financial performance of this important e-commerce business unit, raising more than $343 million of new equity capital, $236 million of which was allocated to DLJdirect to expand its marketing efforts. (A separate news release contains more details about DLJdirect's second quarter results.)

        SOLID GROWTH IN FINANCIAL SERVICES GROUP

        Worldwide, during the second quarter of 1999, DLJ's commission revenues increased 44 percent to a record $291 million. DLJ's Financial Services Group generated pre-tax income that was 58 percent higher than for the comparable quarter a year ago. At June 30, 1999, assets held by DLJ's Pershing correspondent clearing division - in 2.9 million customer accounts - increased 22 percent from a year ago to a record $341 billion.

        RECORD TRADING GAINS

        Principal trading gains were a record $218 million for the second quarter of 1999. Overall percentage comparisons of trading gains between the current quarter and the comparable quarter a year ago are not meaningful because DLJ's emerging markets proprietary trading business was discontinued in the third quarter of 1998.

        A RECORD SIX MONTHS

        For the first six months of 1999, DLJ's net income was a record $287 million, 4 percent greater than the previous record of $276 million reported for the comparable period a year ago. Earnings per share (diluted) were $1.99 compared to $2.05 for the comparable period a year ago. The weighted average number of diluted common shares


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outstanding increased 7 percent versus the comparable period in 1998. Total revenues for the first six months of 1999 rose 8 percent to a record $3.3 billion.

        Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 9,100 people worldwide and maintains offices in 13 cities in the United States and 13 cities in Europe, Latin America and Asia. The company has two classes of common stock trading on the New York Stock Exchange. Shares trading under the ticker symbol "DLJ" represent Donaldson, Lufkin & Jenrette, Inc. Shares trading under the ticker symbol "DIR" track the performance of DLJdirect, Inc., its online brokerage business. For more information on Donaldson, Lufkin & Jenrette, refer to the company's world wide web site at www.dlj.com. The firm's world headquarters are located at 277 Park Avenue, New York, NY 10172; telephone number (212) 892-3000.

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
                                                    DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                                                       Consolidated Summary of Operations (Unaudited)
                                                  (in thousands, except per share data and financial ratios)
                                            ----------------------------------------------------------------------
                                                      QUARTERS ENDED                      SIX MONTHS ENDED
                                                         JUNE 30,                             JUNE 30,
                                                  1999              1998               1999               1998
                                            ----------------------------------------------------------------------
Revenues:
  Commissions                               $       291,112    $      201,942     $    572,104    $      400,466
  Underwritings                                     409,454           343,146          666,368           649,304
  Fees                                              332,673           318,436          619,748           573,807
  Interest-net (3)                                  499,902           590,264          976,563         1,155,053
  Principal transactions-net:
    Trading                                         218,418            39,949          392,463           158,893
    Investment                                       25,155            47,195           28,179            88,493
  Other                                              33,802            15,813           48,541            24,150
                                                 -----------       -----------      -----------       -----------
      Total revenues                              1,810,516         1,556,745        3,303,966         3,050,166
                                                 -----------       -----------      -----------       -----------

Costs and expenses:
  Compensation and benefits                         800,009           672,966        1,435,723         1,317,050
  Interest                                          380,651           378,241          736,604           752,107
  Brokerage, clearing, exchange
    fees, and other                                  76,326            72,916          147,547           129,237
  Occupancy and equipment                            77,343            64,614          150,666           124,048
  Communications                                     27,216            21,658           53,656            41,159
  Other operating expenses                          189,971           115,850          323,770           238,815
                                                 -----------       -----------      -----------       -----------
    Total costs and expenses                      1,551,516         1,326,245        2,847,966         2,602,416
                                                 -----------       -----------      -----------       -----------

Income before provision for income taxes            259,000           230,500          456,000           447,750
                                                 -----------       -----------      -----------       -----------

Provision for income taxes                           93,350            88,200          168,700           171,300
                                                 -----------       -----------      -----------       -----------
Net income                                          165,650           142,300          287,300           276,450

Dividends on preferred stock                          5,289             5,289           10,578            10,732
                                                 -----------       -----------      -----------       -----------

Earnings applicable to common shares        $       160,361   $       137,011   $      276,722    $      265,718
                                                 ===========       ===========      ===========       ===========


Earnings applicable to common shares (1)
----------------------------------------
   DLJ                                      $       160,312   $       137,011   $      276,673    $      265,718
                                                 ===========       ===========      ===========       ===========
   DLJdirect                                $            49                     $           49
                                                 ===========                        ===========
Earnings per share (2):
-----------------------
  DLJ
     Basic                                  $          1.28   $          1.17   $         2.22    $         2.29
     Diluted                                $          1.14   $          1.05   $         1.99    $         2.05
                                                 ===========       ===========      ===========       ===========
  DLJdirect
     Basic                                  $          0.00                     $         0.00
     Diluted                                $          0.00                     $         0.00
                                                 ===========                        ===========
Weighted average common shares (2):
-----------------------------------
  DLJ
     Basic                                          125,567           117,394          124,783           116,244
     Diluted                                        140,400           130,661          139,313           129,795
                                                 ===========       ===========      ===========       ===========
  DLJdirect
     Basic                                           18,400                              18,400
     Diluted                                         20,423                              20,423
                                                 ===========                        ===========

DLJdirect
---------
     Net income (loss) (included in
        consolidated earnings applicable
        to common shares)                   $        5,076    $        1,156     $       12,249    $       (1,101)
                                                 ===========       ===========      ===========       ===========





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

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 Consolidated Summary of Operations (Unaudited)
           (in thousands, except per share data and financial ratios)


                                           --------------------------------------------------------------------------
                                                      QUARTERS ENDED                     SIX MONTHS ENDED
                                                         JUNE 30,                           JUNE 30,
                                                  1999               1998            1999               1998
                                            -------------------------------------------------------------------------
DLJ INC.
--------
BALANCE SHEET DATA AT END OF PERIOD:
  Long-term borrowings (3)                                                      $    4,534,928        $   2,563,206
                                                                                  ============         ============
  Redeemable preferred stock                                                    $      200,000        $     200,000
                                                                                  ============         ============
  Total stockholders' equity (1)                                                $    3,611,305        $   2,538,768
                                                                                  ============         ============
  Book value per common share
     outstanding
       DLJ common stock                                                         $       25.19         $       18.12


  Common shares and RSUs outstanding
     at end of period
       DLJ common stock                                                               126,820               119,438
       DLJdirect common stock                                                          18,400                 N/A

DLJ INC.
--------
OTHER FINANCIAL DATA AT END OF PERIOD:
  Ratio of long-term borrowings to total
     capitalization (5)                                                                  53.1%                 48.3%
  Return on average common stockholders'
     equity (6)                                       22.2%             26.1%            20.1%                 26.4%



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

               DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 Consolidated Summary of Operations (Unaudited)
           (in thousands, except per share data and financial ratios)



(1) In March 1999, the Board of Directors of Donaldson, Lufkin & Jenrette("DLJ Inc. or the Company") and the majority shareholder of the Company approved the authorization of the issuance by DLJ Inc. of a new series of common stock, DLJdirect Common Stock. The DLJdirect Common Stock is intended to track the separate performance of the Company's existing online discount brokerage and related investment services business ("Tracking Stock"). Prior to issuing DLJdirect Common Stock, the Company's existing Common Stock was designated as DLJ Common Stock and reflects the performance of the Company's primary businesses, i.e., Banking, Fixed Income, Equities and Financial Services, plus a 100% interest in DLJdirect. These operations are referred to as DLJ. On May 28, 1999, ("the closing date"), the Company issued in an initial public offering, 18.4 million shares of DLJdirect Common Stock. The shares of DLJdirect Common Stock have no voting rights, except in certain limited circumstances. Net proceeds from the offering amounted to $343.2 million of which $235.9 million was allocated to DLJdirect Common Stock.

     Earnings applicable to common shares for DLJ includes a 100% retained interest in DLJdirect for periods prior to the closing date and 82.1% for subsequent periods. Quarterly results reported by DLJ prior to the closing date were not affected by the issuance of the tracking stock. DLJ's retained interest in the earnings of DLJdirect for the quarter equals 100% for the period April1-May 27, 1999 and 82.1% thereafter through June 30, 1999.

(2) Earnings per common share amounts for periods after the closing date have been calculated using the two class method. The two class method is an earnings allocation formula that determines the earnings per share for each class of common stock according to participation rights in undistributed earnings.

     For DLJ, basic earnings per common share represents earnings applicable to common shares (including its retained interest in DLJdirect) divided by the weighted average actual common shares outstanding, i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share include the dilutive effects of the Restricted Stock Unit Plan and the dilutive effect of options calculated under the treasury stock method.

     For DLJdirect, basic earnings per share is calculated by dividing earnings applicable to common shares for the period the tracking stock was outstanding (May 28, 1999 to June 30, 1999) by the weighted average actual common shares outstanding. Diluted earnings per common share include the dilutive effect of options calculated under the treasury stock method. Net income for DLJdirect for such period was $271 thousand of which 82.1% or $222 thousand is applicable to the retained interest of DLJ and 17.9% or $49 thousand is applicable to common shareholders of DLJdirect. DLJ's retained interest excludes the effect of the 10 million shares of common stock that have been reserved for issuance under the DLJdirect Stock Option Plan. For the quarter and six months ended June 30, 1999, earnings per share for DLJdirect rounds to less than $0.01. Earnings per share for DLJdirect for periods prior to the closing date are not presented as such amounts are not meaningful.

(3) Interest-net is net of interest expense to finance U.S. Government, agency and mortgage-backed securities of $789.6 million, $782.7 million, $1,494.9 million and $1,548.8 million, respectively.

(4) In the first quarter of 1999, the Company filed a shelf registration statement which enables the Company to issue from time to time up to $2.0 billion in aggregate principal amount of debt securities or preferred stock. In March 1999, the Company issued $650.0 million 5 7/8% Senior Notes due 2002 from this shelf. In the second quarter of 1999, the Company issued an aggregate of $330.0 million medium-term notes, $290.0 million of which were from the $2.0 billion shelf.

(5) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock, and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(6) Return on average common stockholders' equity is calculated on an annualized basis for periods of less than one full year using a monthly average and is based on earnings applicable to common shares.

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